Exhibit 1

AudioCodes Press Release

Company Contact

Niran Baruch, VP Finance & Chief Financial Officer AudioCodes Tel: +972-3-976-4000 niran.baruch@audiocodes.com	Roger L. Chuchen VP, Investor Relations AudioCodes Tel: 732-652-1091 Mobile: 347-752-0780 roger.chuchen@audiocodes.com

AudioCodes Announces Preliminary Range of Financial Results for First Quarter 2023

Lod, Israel – April 10, 2023 -- AudioCodes (NASDAQ: AUDC), a leading vendor of advanced communications software, products and productivity solutions for the digital workplace, today announced that revenues for the first quarter of 2023 are anticipated to be lower than previously estimated internally when the Company provided guidance for the full year in February 2023. Based on initial analysis, we now believe financial results to be as follows:

•	Revenues in the first quarter are now expected to be in the range of $58.5 million to $60 million, approximately 10% to 12% lower than the first quarter of 2022.

•	Non-GAAP diluted net income per share for the first quarter of 2023 is expected to be in the range of $0.07 to $0.09.

•	Net cash provided by operating activities for the first quarter 2023 is expected to be in the range of $2 million to $3 million.

Mr. Shabtai Adlersberg, President and CEO of AudioCodes, said: "Our first quarter results were impacted by general uncertainty in key global economies affecting customers’ spending decisions, with demand weakness concentrated mainly in the EMEA region. In addition, we saw North America service providers more tightly manage their inventories, which contributed to revenue decline. We intend to revise our outlook and guidance for 2023 at the time of our first quarter 2023 financial results conference call scheduled for May 9, 2023 as well as announce our plans to align our operating expenses for the year to our current business environment."

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About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) is a leading vendor of advanced communications software, products and productivity solutions for the digital workplace. AudioCodes enables enterprises and service providers to build and operate all-IP voice networks for unified communications, contact centers, and hosted business services. AudioCodes offers a broad range of innovative products, solutions and services that are used by large multi-national enterprises and leading tier-1 operators around the world.

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AudioCodes Press Release

For more information on AudioCodes, visit http://www.audiocodes.com .

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company's loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes' business; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2023 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What's Inside Matters, OSN, SmartTAP, User Management Pack, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice, AudioCodes Meeting Insights and AudioCodes Room Experience are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

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